EXHIBIT 12.1

CALCULATION OF EARNINGS TO FIXED CHARGES

CSX Corporation

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	Six Months Ended				For the Fiscal Years Ended
	June 27, 2003		June 28, 2002		Dec. 27, 2002		Dec. 28, 2001		Dec. 29, 2000		Dec. 31, 1999		Dec. 25, 1998
Earnings Before Income Taxes	$263		$316		$723		$448		$277		$104		$744
Interest Expense	208		230		445		518		550		528		513
Amortization of Debt Discount	2		1		4		—		1		—		1
Interest Portion of Fixed Rent	31		40		77		88		109		151		183
Undistributed Earnings of Unconsolidated Subsidiaries	(17)		(17)		(44)		(2)		(18)		(58)		(238)

Earnings, as Adjusted	$487		$570		$1,205		$1,052		$919		$725		$1,203

FIXED CHARGES:

Interest Expense	$208		$230		$445		$518		$550		$528		$513
Capitalized Interest	1		2		3		7		6		8		9
Amortization of Debt Discount	2		1		4		—		1		—		1
Interest Portion of Fixed Rent	31		40		77		88		109		151		183

Fixed Charges	$242		$273		$529		$613		$666		$687		$706

Ratio of Earnings to Fixed Charges	2.0	x	2.1	x	2.3	x	1.7	x	1.4	x	1.1	x	1.7	x